Filed pursuant to Rule 433
Registration Statement No. 333-151839
October 28, 2010
Rio Tinto Finance (USA) Limited
Pricing Term Sheet
October 28, 2010

2015 Notes
Issuer:	Rio Tinto Finance (USA) Limited
Guarantors:	Rio Tinto plc and Rio Tinto Limited
Size:	$500,000,000
Maturity:	November 2, 2015
Coupon:	1.875%
Price to Public:	99.919%
Underwriting Discount and Commissions:	0.350%
Yield to maturity:	1.892%
Spread to Benchmark Treasury:	T + 68bps
Benchmark Treasury:	1.25% 09/2015
Benchmark Treasury Price and Yield:	100-53/4 / 1.212%
Interest Payment Dates:	May 2 and November 2, commencing May 2, 2011
Make-whole call:	At any time at a discount rate of Treasury plus 15 basis points
Settlement:	T+3; November 2, 2010
CUSIP / ISIN:	767201 AJ5 / US767201AJ59
Ratings[1]:	A3 / BBB+ (stable / positive)
Joint Bookrunners:	Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC, Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc. and HSBC Securities (USA) Inc.
Co-managers:	ANZ Securities, Inc., BBVA Securities Inc., BMO Capital Markets Corp., CIBC World Markets Corp., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., nabSecurities, LLC, Natixis Bleichroeder LLC, Santander Investment Securities Inc., SBMC Nikko Capital Markets Limited, Scotia Capital (USA) Inc., Standard Chartered Bank, TD Securities (USA) LLC and UBS Securities LLC
The issuer has filed a registration statement (including a prospectus) with the Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Commission Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649; calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037; calling Barclays Capital Inc. toll-free at 1- 888-603-5847; calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674; calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407; calling Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030; or calling HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.

[1] A rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision, suspension or withdrawal at any time by the assigning rating agencies.

Rio Tinto Finance (USA) Limited
Pricing Term Sheet
October 28, 2010

2020 Notes
Issuer:	Rio Tinto Finance (USA) Limited
Guarantors:	Rio Tinto plc and Rio Tinto Limited
Size:	$1,000,000,000
Maturity:	November 2, 2020
Coupon:	3.50%
Price to Public:	99.225%
Underwriting Discount and Commissions:	0.450%
Yield to maturity:	3.593%
Spread to Benchmark Treasury:	T + 93bps
Benchmark Treasury:	2.625%08/2020
Benchmark Treasury Price and Yield:	99-21+ / 2.663%
Interest Payment Dates:	May 2 and November 2, commencing May 2, 2011
Make-whole call:	At any time at a discount rate of Treasury plus 15 basis points
Settlement:	T+3; November 2, 2010
CUSIP / ISIN:	767201 AK2 / US767201AK23
Ratings[1]:	A3 / BBB+ (stable / positive)
Joint Bookrunners:	Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC, Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc. and HSBC Securities (USA) Inc.
Co-managers:	ANZ Securities, Inc., BBVA Securities Inc., BMO Capital Markets Corp., CIBC World Markets Corp., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., nabSecurities, LLC, Natixis Bleichroeder LLC, Santander Investment Securities Inc., SBMC Nikko Capital Markets Limited, Scotia Capital (USA) Inc., Standard Chartered Bank, TD Securities (USA) LLC and UBS Securities LLC
The issuer has filed a registration statement (including a prospectus) with the Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Commission Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649; calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037; calling Barclays Capital Inc. toll-free at 1- 888-603-5847; calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674; calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407; calling Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030; or calling HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.

[1] A rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision, suspension or withdrawal at any time by the assigning rating agencies.

Rio Tinto Finance (USA) Limited
Pricing Term Sheet
October 28, 2010

2040 Notes

Issuer:	Rio Tinto Finance (USA) Limited
Guarantors:	Rio Tinto plc and Rio Tinto Limited
Size:	$500,000,000
Maturity:	November 2, 2040
Coupon:	5.20%
Price to Public:	99.940%
Underwriting Discount and Commissions:	0.875%
Yield to maturity:	5.204%
Spread to Benchmark Treasury:	T + 115bps
Benchmark Treasury:	4.375%05/2040
Benchmark Treasury Price and Yield:	105-16/4.054%
Interest Payment Dates:	May 2 and November 2, commencing May 2, 2011
Make-whole call:	At any time at a discount rate of Treasury plus 20 basis points
Settlement:	T+3; November 2, 2010
CUSIP / ISIN:	767201 AL0 / US767201AL06
Ratings[1]:	A3 / BBB+ (stable / positive)
Joint Bookrunners:	Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC, Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc. and HSBC Securities (USA) Inc.
Co-managers:	ANZ Securities, Inc., BBVA Securities Inc., BMO Capital Markets Corp., CIBC World Markets Corp., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., nabSecurities, LLC, Natixis Bleichroeder LLC, Santander Investment Securities Inc., SBMC Nikko Capital Markets Limited, Scotia Capital (USA) Inc., Standard Chartered Bank, TD Securities (USA) LLC and UBS Securities LLC
The issuer has filed a registration statement (including a prospectus) with the Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Commission Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649; calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037; calling Barclays Capital Inc. toll-free at 1- 888-603-5847; calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674; calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407; calling Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030; or calling HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.

[1] A rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision, suspension or withdrawal at any time by the assigning rating agencies.